Benchmark Builders, Inc.

Financial Statements

Years Ended December 31, 2016 and 2015

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Benchmark Builders, Inc.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Benchmark Builders, Inc.

We have audited the accompanying balance sheets of Benchmark Builders, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Benchmark Builders, Inc., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum llp

New York, NY

July 5, 2017

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Benchmark Builders, Inc.

Balance Sheets

As of December 31,	2016	2015
Assets
Current Assets
Cash and cash equivalents	$4,752,733	$14,021,222
Accounts receivable, net of allowance of $170,069 as of December 31, 2016 and 2015, respectively	51,701,046	40,299,134
Costs and estimated earnings in excess of billings on uncompleted contracts	9,759,477	23,366,826
Prepaid expenses and other assets	3,173,604	5,167,463
Total Current Assets	69,386,860	82,854,645

Property and equipment, net	23,548	27,733
Total Assets	$69,410,408	$82,882,378

The accompanying notes are an integral part of these financial statements

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Benchmark Builders, Inc.

Balance Sheets

As of December 31,	2016	2015
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$50,713,915	$61,747,872
Billings in excess of costs and estimated earnings on uncompleted contracts	5,042,626	10,938,038
Shareholder distributions payable	1,246,585	-
Accrued expenses and other current liabilities	3,347,175	864,288
Accrued cash balance plan	744,065	718,102
Accrued local franchise taxes	362,219	678,387
Total Current Liabilities	61,456,585	74,946,687

Stockholders’ Equity
Common stock ($1 par value; 10,000 shares authorized, issued and outstanding)	10,000	10,000
Retained earnings	7,943,823	7,925,691
Total Stockholders’ Equity	7,953,823	7,935,691
Total Liabilities and Stockholders’ Equity	$69,410,408	$82,882,378

The accompanying notes are an integral part of these financial statements

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Benchmark Builders, Inc.

Statements of Income

For the Years Ended December 31,	2016	2015
Revenue	$386,923,726	$273,240,873
Cost of sales	322,641,300	227,493,258
Gross profit	64,282,426	45,747,615
Costs and Expenses
General and administrative	46,873,092	28,820,327
Depreciation and amortization	18,645	20,086
Total Costs and Expenses	46,891,737	28,840,413
Operating income	17,390,689	16,907,202
Other Income
Rental income	111,828	96,053
Interest income	62,358	20,803
Income before taxes	17,564,875	17,024,058
Provision for local income taxes	1,316,355	1,516,294
Net income	$16,248,520	$15,507,764

Net income per common share - Basic and Diluted	$1,625	$1,551

Weighted average number of shares of common stock outstanding - Basic and Diluted	10,000	10,000

The accompanying notes are an integral part of these financial statements

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Benchmark Builders, Inc.

Statements of Stockholders’ Equity

	Common	Retained	Total Stockholders’
	Stock	Earnings	Equity
Balance, January 1, 2015	$10,000	$7,293,312	$7,303,312
Distribution to Stockholders	-	(14,875,385)	(14,875,385)
Net income	-	15,507,764	15,507,764
Balance, December 31, 2015	10,000	7,925,691	7,935,691
Distribution to Stockholders	-	(16,230,388)	(16,230,388)
Net income	-	16,248,520	16,248,520
Balance, December 31, 2016	$10,000	$7,943,823	$7,953,823

The accompanying notes are an integral part of these financial statements

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Benchmark Builders, Inc.

Statements of Cash Flows

	For the Year Ended	For the Year Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net income	$16,248,520	$15,507,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,645	20,086
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(11,401,912)	(21,589,555)
Prepaid expense and other assets	3,184,704	(3,382,018)
Accrued expenses and other current liabilities	1,262,264	310,697
Accounts payable	(10,978,218)	27,741,856
Accrued local franchise taxes	(316,167)	69,720
Billings in excess of costs and estimated earnings on uncompleted contracts	7,711,937	(582,160)
Net cash provided by operating activities	5,729,773	18,096,390

Cash flows from investing activities:
Purchase of property and equipment	(14,459)	(20,199)
Net cash used in investing activities	(14,459)	(20,199)

Cash flows from financing activities:
Distributions to Stockholders	(14,983,803)	(14,875,385)
Net cash used in financing activities	(14,983,803)	(14,875,385)

Net change in cash and cash equivalents	(9,268,489)	3,200,806
Cash and cash equivalents, beginning of year	14,021,222	10,820,416
Cash and cash equivalents, end of year	$4,752,733	$14,021,222

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$1,108,409	$1,192,622

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accrued Shareholder Distribution Payable	$1,246,585	$-

The accompanying notes are an integral part of these financial statements

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Benchmark Builders, Inc.

Notes to Financial Statements

1. Organization and description of business

Nature of Organization and Business Activity

Benchmark Builders, Inc. is a full service construction management and general contracting firm servicing both corporate and individual clients primarily in the New York metropolitan area. Benchmark Builders, Inc. (“Benchmark”, “the Company”) was incorporated in 2008 as a New York State S-Corporation.

2. Summary of significant policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Balance Sheet Classifications

In accordance with normal practice in the construction industry, the Corporation includes asset and liability accounts relating to construction contracts in current assets and liabilities even when such amounts are realizable or payable over a period in excess of one year. As of December 31, 2016, and 2015, the Company has included retainage payable as part of Billings in excess of costs and estimated earnings on uncompleted contracts. Retainage payable is anticipated to be paid within the next twelve months. The Company has also included any unbilled retention receivable as part of costs and estimated earnings in excess of billings on uncompleted contracts-and such amounts are also expected to be billed and collected within the next twelve months.

Use of Estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Company’s most significant estimates relate to revenue recognition from construction contracts including estimating costs.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include checking and money market accounts and any highly liquid debt instruments purchased with an original maturity of three months or less when purchased.

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Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of trade receivables recorded at original invoice amount less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest, although a finance charge may be applied to receivables that are past due. Trade receivables are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Changes in the estimated collectability of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables that are deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

The Company recognizes an allowance for doubtful accounts to ensure that accounts receivable are not overstated due to uncollectability. At the time accounts receivable are originated, the Company considers a reserve for doubtful accounts based on the creditworthiness of customers and past experiences. Aged accounts receivable are reviewed by management for collectability.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the double declining balance over the estimated useful lives of the assets, as follows:

Estimated Life
Furniture and fixtures	5-7 years
Computer and equipment	2-5 years

Upon sale or retirement of the assets, the cost and accumulated depreciation are eliminated from the accounts and the related gain or loss is included as income. Expenditures for repairs and maintenance are charged to income as incurred.

Earnings Per Share

The basic net income per share is computed by dividing the net income (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). For the years ended December 31, 2016 and 2015, the Company did not have any common stock equivalents or potentially dilutive instruments.

Concentration of Credit Risk

Periodically and throughout the year, the Company’s cash balance exceeds the FDIC insured limit of $250,000 and may be exposed to the credit risk resulting from this concentration. At December 31, 2016 and 2015, the Company’s bank balances exceeded the insured limit by the amount of approximately $3,433,000 and $13,271,000, respectively. The company reduces its credit risk by placing its cash and cash equivalents with major domestic financial institutions.

Due to the fact that the majority of our revenues are nonrecurring, project based revenues, it is not unusual for there to be significant period to period shifts in customer concentrations. Revenue may significantly decline if the Company were to lose one or more of its significant customers, or if the Company were not able to obtain new customers upon the completion of significant contracts.

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Five customers accounted for approximately seventy-three percent (73%) and sixty-five percent (65%) of the Company’s revenues in 2016 and 2015, respectively. Five customers accounted for approximately seventy-four percent (74%) and seventy-nine percent (79%) of the Company’s accounts receivable balance for the years ended December 31, 2016 and 2015, respectively.

The following tables set forth our revenues and accounts receivable balances for the periods indicated:

	For the Year Ended		For the Year Ended
	December 31, 2016		December 31, 2015
Account Receivable	$	%	$	%
Customer A	9,009,241	17%	8,267,869	20%
Customer B	10,084,697	19%	3,604,198	9%
Customer C	6,713,173	13%	9,218,049	23%
Customer D	4,709,709	9%	2,993,591	7%
Customer E	7,721,272	15%	7,769,769	19%
All other customers	13,633,023	26%	8,615,727	21%
Total Receivables	51,871,115	100%	40,469,203	100%
Less Allowance for doubtful accounts	(170,069)		(170,069)
Accounts Receivable, net of allowance	51,701,046		40,299,134

	For the Year Ended		For the Year Ended
	December 31, 2016		December 31, 2015
Revenues	$	%	$	%
Customer A	40,857,193	11%	45,062,485	16%
Customer F	88,630,475	23%	80,312,134	29%
Customer C	97,449,841	25%	22,595,375	8%
Customer D	30,436,789	8%	13,705,240	5%
Customer E	24,105,206	6%	15,157,103	6%
All other customers	105,444,222	27%	96,408,536	35%
Total Revenues	386,923,726	100%	273,240,873	100%

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Fair Value of Financial Instruments

The Company adopted the Financial Accounting Standards Board (“FASB”) standard related to fair value measurement at inception. The standard defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The recorded values of long-term debt approximate their fair values, as interest approximates market rates. As a basis for considering such assumptions, the standard established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs other than quoted prices in active markets that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments consist of accounts receivable, other current assets and accounts payable. The recorded values of accounts receivable, other current assets and accounts payable approximate fair values due to the short maturities of such instruments.

Revenue Recognition

The Company recognizes revenues from fixed-price and modified fixed-price construction contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimated costs, it is at least reasonably possible that the estimates used will change within the near term.

Contract cost of sales include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.

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Income Taxes

The Company is taxed as a Sub Chapter S-Corporation in 2016 and 2015 which is a non-taxing entity for Federal income tax purposes. With the exception of the New York State minimum tax, the shareholders of Benchmark include their respective share of the income or loss in their personal income tax returns accordingly. New York City does not acknowledge S-Corp status and assesses taxes at the corporate level. Local income taxes incurred amounted to $1,316,355 and $1,516,294 for the years ended December 31, 2016 and 2015, respectively.

Benchmark is current with respect to its Federal, State and City income tax filing requirements. Management is not aware of any issues or circumstances that would unfavorably impact its tax status. Management has determined that Benchmark had no uncertain tax positions that would require financial statement recognition.

The Company is a non-taxing entity for both Federal and State income tax purposes and its temporary differences between financial statement carrying amount and income tax bases are not material. Therefore, no deferred tax was calculated. The Company’s effective local tax rate was 7.5% and 8.9% for the years ended December 31, 2016 and 2015 respectively. The effective rate approximates the statutory rate for the year ended December 31, 2015 and is less than the statutory rate for the year ended December 31, 2016 due to an immaterial under accrual of local taxes.

Recent Accounting Pronouncements

In December 2016, the FASB issued ASU 2016-18 “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force,” which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees to the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its financial position or results of operations.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU No. 2016-15 clarifies and provides specific guidance on eight cash flow classification issues that are not currently addressed by current GAAP and thereby reduce the current diversity in practice. ASU No. 2016-15 is effective for public business entities for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, with early application permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2018. The Company is currently evaluating the standard to determine the impact of its adoption on the financial statements.

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In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The standard requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months. The standard is effective for annual reporting periods beginning after December 15, 2018, which for the Company will commence with the year beginning January 1, 2019, with early application permitted. The adoption will require a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest period presented. The Company is currently evaluating the standard to determine the impact of the adoption on the financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition” and some cost guidance included in ASC Subtopic 605-35, “Revenue Recognition - Construction-Type and Production-Type Contracts.” The core principle of ASU 2014-09 is that revenue is recognized when the transfer of goods or services to customers occurs in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASU 2014-09 requires the disclosure of sufficient information to enable readers of the Company’s financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 also requires disclosure of information regarding significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 provides two methods of retrospective application. The first method would require the Company to apply ASU 2014-09 to each prior reporting period presented. The second method would require the Company to retrospectively apply ASU 2014-09 with the cumulative effect recognized at the date of initial application. ASU 2014-09 will be effective for the Company beginning in fiscal 2019 as a result of ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which was issued by the FASB in August 2015 and extended the original effective date by one year. The Company is currently evaluating the impact of adopting the available methodologies of ASU 2014-09 and 2015-14 upon its financial statements in future reporting periods. The Company has not yet selected a transition method. The Company is in the process of evaluating the new standard against its existing accounting policies, including the timing of revenue recognition, and its contracts with customers to determine the effect the guidance will have on its financial statements and what changes to systems and controls may be warranted.

There have been four new ASUs issued amending certain aspects of ASU 2014-09, ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross Versus Net),” was issued in March, 2016 to clarify certain aspects of the principal versus agent guidance in ASU 2014-09. In addition, ASU 2016-10, “Identifying Performance Obligations and Licensing,” issued in April 2016, amends other sections of ASU 2014-09 including clarifying guidance related to identifying performance obligations and licensing implementation. ASU 2016-12, “Revenue from Contracts with Customers - Narrow Scope Improvements and Practical Expedients” provides amendments and practical expedients to the guidance in ASU 2014-09 in the areas of assessing collectability, presentation of sales taxes received from customers, noncash consideration, contract modification and clarification of using the full retrospective approach to adopt ASU 2014-09. Finally, ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” was issued in December 2016, and provides elections regarding the disclosures required for remaining performance obligations in certain cases and also makes other technical corrections and improvements to the standard. With its evaluation of the impact of ASU 2014-09, the Company will also consider the impact on its financial statements related to the updated guidance provided by these four new ASUs.

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3. Receivables

Accounts receivable as of December 31, 2016 and 2015 consisted of the following:

December 31,	2016	2015
Uncompleted contracts	$24,046,313	$20,780,041
Completed contracts	27,824,802	19,689,162
	51,871,115	40,469,203
Less allowance for doubtful accounts	(170,069)	(170,069)
Accounts receivable, net	$51,701,046	$40,299,134

4. Property and equipment, net

Depreciation and amortization of $18,645 and $20,086 was charged to operations for the years ended December 31, 2016 and 2015, respectively.

Property and equipment as of December 31, 2016 and 2015 consisted of the following:

December 31,	2016	2015
Furnitures & Fixtures	$22,335	$22,335
Computer & Equipment	136,803	122,344
	159,138	144,679
Less: Accumulated Depreciation	(135,590)	(116,946)
Total Fixed Assets	$23,548	$27,733

5. Related party transactions

The Company currently uses the services of HKSE Inc. (“HKSE”) as a consulting firm. HKSE is a company wholly owned and operated by a stockholder of Benchmark. HKSE is paid commissions computed as a percent of the total annual billings of Benchmark to its clients. For the years ended December 31, 2016 and 2015, HKSE received commissions totaling $13,303,108 and $6,935,183, respectively.

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6. Operating lease agreement

On August 30, 2010 the Company entered into a lease for its premises located at 237 West 35th Street, New York, NY 10001 with 35th Street Associates, Inc. Since that time the Company has modified its lease agreement five separate times as it has taken additional space. The fifth modification was made on March 13, 2017 and incorporates Suites 901, 902, 605, and 801. In June of 2016 the Company entered into a second lease modification of a sublease agreement made with Market Research.com, Inc. The sublease calls for annual rent of $140,070 per annum commencing on September 1, 2016 and expiring on February 28, 2018. Future sublease income will be $140,070 in 2017 and $23,345 in 2018.

At December 31, 2016, future minimum lease payments under this lease were as follows:

Year Ending December 31,
2017	$585,498
2018	455,200
2019	434,761
2020	445,811
2021	313,917
Total minimum lease payments	$2,235,187

7. Pension Plan

The Company established a retirement plan (401K Plan) covering all eligible employees. An employee becomes an eligible contributing participant after thirty days of full time employment with the Company. After twelve months of full time service with the Company an employee will become eligible for receiving an allocation of an employer contribution. The Company will make a contribution to the account of each eligible employee in an amount equal to 3% (not less than 3%) of the employee’s salary for the plan year. The board of directors can make additional contributions at the end of the year at their discretion. For the years ended December 31, 2016 and 2015, the employer profit sharing expense totaled $292,127 and $250,575, respectively. The Company instituted a cash balance plan for its employees in the 2016 tax year. The employer cash balance plan expense totaled $744,065 and $718,102 in 2016 and 2015, respectively.

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8. Costs and estimated earnings on uncompleted contracts

Costs and estimated earnings in excess of billings on uncompleted contracts are summarized as follows:

December 31,	2016	2015
Costs incurred on uncompleted contracts	$59,901,645	$166,046,653
Estimated earnings	21,346,372	30,072,494
	81,248,017	196,119,147
Billings to date	(76,531,166)	(183,690,359)

	$4,716,851	$12,428,788

Included in the accompanying balance sheets:
Costs and estimated earnings in excess of billings	$9,759,477	$23,366,826
Billings in excess of costs and estimated earnings	(5,042,626)	(10,938,038)

Total	$4,716,851	$12,428,788

9. Backlog

The following is a reconciliation of backlog representing signed contracts in progress at December 31, 2016:

Balance - December 31, 2015	$296,129,637
New contracts and adjustments	172,232,932
468,362,569
Less contract revenues earned for the year ended December 31, 2016	386,923,726

Balance - December 31, 2016	81,438,843

10. Subsequent events

The Company has evaluated events and transactions that occurred through the date the financial statements were issued, for possible disclosure and recognition in the financial statements.

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Stock Purchase Agreement

On April 20, 2017 (the “Closing Date”), FTE Networks, Inc. (“FTE”) acquired all of the issued and outstanding shares of common stock of Benchmark pursuant to the Amended Purchase Agreement. The purchase price set forth in the Amended Purchase Agreement consists of (i) cash consideration of approximately $17,250,000 subject to certain prospective working capital adjustments (ii) 26,738,445 shares of FTE common stock with a fair value of $21,658,140, (iii) convertible promissory notes in the aggregate principal amount of $12,500,000 to certain stockholders of Benchmark (the “Series A Notes”, which mature on April 20, 2019) and (iv) promissory notes in the aggregate principal amount of $30,000,000 to certain stockholders of Benchmark (the “Series B Notes”, which mature on April 20, 2020). On April 20, 2017, in conjunction with the acquisition of Benchmark Builders Inc, Lateral Investment Management (“Lateral”) amended the original credit agreement between Lateral and FTE to provide for approximately $10,100,000 towards the cash purchase price of the Benchmark acquisition, refinancing this new advance with the existing debt and extending the maturity date of the facility to March 31, 2019. In addition, certain sellers of Benchmark additionally provided approximately $7,500,000 towards the cash purchase price for which they received promissory notes in the aggregate principal amount of $7,500,000 to certain stockholders of Benchmark (the “Series C Notes”, which mature on October 20, 2018).

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